Exhibit 99.1

Contact:

Cara Tucker

Manager, Corporate Communications

608-284-5735

For Immediate Release

Exact Sciences reports second-quarter 2011 financial results

MADISON, Wis., Aug. 2, 2011 — Exact Sciences Corp. (Nasdaq: EXAS) today announced its financial results for the quarter ended June 30, 2011.

Exact reported total revenues of $1.0 million for the second quarter of 2011, compared to total revenues of $1.3 million during the same period of 2010.  Total revenues for the six-month period ended June 30, 2011, were $2.1 million, compared to $2.6 million during the first six months of 2010.

Exact reported a net loss of ($6.6) million, or ($0.13) a share, for the second quarter of 2011. The company had a net loss of ($2.5) million, or ($0.06) a share, for the same period of 2010.  The net loss for the six-month period ended June 30, 2011, was ($11.0) million, or ($0.21) a share.  The company’s net loss for the same period of 2010 was ($4.6) million, or ($0.12) a share.

Operating expenses for the quarter ended June 30, 2011, were $7.7 million, compared to $3.8 million for the second quarter of 2010.  Operating expenses for the first six months of 2011 totaled $13.1 million, compared to $7.2 million during the same period of 2010.  Operating expenses for the quarter and six-month period ended June 30, 2011, increased from the same periods a year ago primarily because of increased research and development activity, and other costs associated with the company’s recently initiated clinical trial of its non-invasive Cologuard™ colorectal cancer screening test.

Exact ended the second quarter of 2011 with cash, cash equivalents and marketable securities of $83.5 million, compared to $95.4 million at Dec. 31, 2010.

“We are pleased to have initiated the clinical trial of our Cologuard™ non-invasive colorectal cancer screening product earlier this summer,” said Kevin T. Conroy, the company’s president and chief executive.  “Starting the trial is a major milestone for the company that wouldn’t have been possible without the outstanding team we’ve built.  We are focused now on the trial’s successful completion and delivering to market a patient-friendly screening test that enables the early detection and prevention of the disease.”

Second-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Tuesday, Aug. 2, 2011, at 10 a.m. ET to discuss second-quarter results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-212-6082 and international callers should dial 707-287-9332.  An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 855-859-2056 domestically or 404-537-3406 internationally. The access code for the conference call and replay is 85067696. The conference call, webcast and replay are open to all interested parties.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on colorectal cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer.  For more information, please visit the company’s website at www.exactsciences.com.

Certain statements made in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  Forward-looking statements in this news release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, anticipated results of our pivotal clinical trial, expected license fee revenues, expected research and development expenses, expected general and administrative expenses and our expectations concerning our business strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operation Data

(Amounts in thouands, except per share data - unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue:
Product royalty fees	$6	$7	$10	$19
License fees	1,036	1,307	2,072	2,594
	1,042	1,314	2,082	2,613
Cost of revenue:
Product royalty fees	6	6	12	12
Gross profit:	1,036	1,308	2,070	2,601

Operating Expenses:
Research and development	5,197	2,123	8,186	3,918
General and administrative	1,830	1,339	3,980	2,851
Sales and marketing	651	330	948	439
	7,678	3,792	13,114	7,208

Loss from operations	(6,642)	(2,484)	(11,044)	(4,607)

Interest income	22	12	56	16
Interest expense	(5)	(5)	(10)	(10)

Net loss	$(6,625)	$(2,477)	$(10,998)	$(4,601)

Net loss per share - basic and diluted	$(0.13)	$(0.06)	$(0.21)	$(0.12)

Weighted average common shares outstanding - basic and diluted	52,010	39,067	51,970	37,347

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheet Data

(Amounts in thousand - unaudited)

	June 30,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$38,264	$78,752
Marketable securities - short term	45,204	16,663
Prepaid expenses and other current assets	611	246
Property and equipment, net	1,419	854
Total assets	$85,498	$96,515

Liabilities and stockholders’ equity
Total current liabilities	$7,066	$7,158
Long term debt	1,000	1,000
Long term accrued interest	31	21
Deferred license fees, less current portion	6,510	8,582
Total stockholders’ equity	70,891	79,754
Total liabilities and stockholders’ equity	$85,498	$96,515